Exhibit 99.1

Contact: Keith R. Phillips Chief Financial Officer E-mail: keith.phillips@wellmaninc.com
FOR IMMEDIATE RELEASE
WELLMAN STAKEHOLDERS VOTE TO ACCEPT PLAN OF REORGANIZATION
Hancock County MS, December 23, 2008 — Wellman, Inc. ([OTC]: WMANQ.OB) announced that its stakeholders have overwhelmingly voted to support a modified plan of reorganization (the “Plan”), which would allow Wellman, Inc. (the “Company”) to emerge from bankruptcy in January 2009. More than 80% of eligible voting creditors voted to accept the Plan. The results of the voting by class are included in Exhibit A.
The Plan has been modified slightly from the Plan filed on November 10, 2008 and includes the following minor changes:
•	The first and second lien holders will receive Third Lien Convertible Notes in the reorganized company (“Reorganized Wellman”) in exchange for their pre-petition claims. These Notes can be converted into 50% of Reorganized Wellman.

•	The Plan Sponsor, SOLA LTD, will provide the Company with $35 million in cash in exchange for $40 million of Second Lien Convertible Notes. These Notes can be converted into 50% of Reorganized Wellman.
In order to allow the Company the time to provide notice of the modifications, the lenders under the Company’s DIP Facility amended the DIP agreement to provide the Company until January 19, 2009 to confirm the Plan and January 31st to emerge from bankruptcy. Since the revisions to the Plan are not material and are not adverse to any of the constituents, the Company does not anticipate significant changes to the current voting results. The hearing on confirmation of the Plan is currently scheduled to occur on January 12, 2009.
Reorganized Wellman will maintain a Board of Directors which will include Mr. Ruday as well as six other individuals chosen by the Plan sponsor and the existing lien holders.
Mark Ruday, Wellman’s Chief Executive Officer, stated “now that we have a Plan that has the support of both groups of lien holders, we expect to emerge from bankruptcy as a stronger, more profitable and highly competitive company. We look forward to continue working with our customers, vendors, employees and stakeholders who have helped us to emerge from bankruptcy.”
Jonathan Henes, a partner at Kirkland and Ellis, stated, “the Company worked through unbelievably difficult circumstances in this bankruptcy, and will emerge because all its stakeholders worked together to develop an economically viable plan that maximizes their recovery.”

Wellman, Inc. manufactures and markets high-quality PermaClear® brand PET (polyethylene terephthalate) packaging resin.
Forward-Looking Statements
Statements contained in this release that are not historical facts, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date of this report based upon current expectations, and we undertake no obligation to update this information. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: our substantial liquidity needs and liquidity pressure; our substantial indebtedness and its impact on our financial health and operations; risks associated with our indebtedness containing floating interest rate provisions and its effect on our financial health if rates rise significantly; our ability to obtain additional financing in the future; risks associated with claims not discharged in the Chapter 11 cases and their effect on our results of operations and profitability; risks associated with the transfers of our equity, or issuances of equity in connection with our reorganization and our ability to utilize our federal income tax net operating loss carry-forwards in the future; our dependence on our management and employees; the adverse effect of competition on our performance; reduced raw material margins; availability and cost of raw materials; reduced sales volumes; increase in costs; prices and volumes of PET resin imports; the financial condition of our customers; change in tax risks; environmental risks; natural disasters; regulatory changes; U.S., European, Asian and global economic conditions; work stoppages; levels of production capacity and profitable operations of assets; prices of competing products; acts of terrorism; and maintaining the operations of our existing production facility. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2007.

Exhibit A
Results of Voting

Class	First Lien Holders	Second Lien Holders	Unsecured Creditors
Votes to Confirm the Plan
% of Dollars	84.1%	83.3%	99.0%
% of Number of Voters	90.0%	81.3%	94.6%

Votes to Reject the Plan
% of Dollars	15.9%	16.7%	1.0%
% of Number of Voters	10.0%	15.9%	5.4%